CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-14 of Angel Oak High Yield Opportunities Fund (formerly Rainer High Yield Fund), a series of Angel Oak Funds Trust, under the heading “Independent Registered Public Accounting Firm” in the Proxy Statement/Prospectus and the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
March 24, 2016